Exhibit (a)(1)

CERTIFICATE OF FORMATION

OF

CION GCM FUND, LLC

This Certificate of Formation of CION GCM Fund, LLC (the “Company”), dated as of this 22nd day of March, 2023, is being duly executed and filed by the undersigned, as an authorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (Del. Code Ann Tit 6 Section 18-201).

1.	The name of the limited liability company formed hereby is: CION GCM Fund, LLC

2.	The address of the registered office of the Company in Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808.

3.	The name and address of the registered agent of the Company in Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the date first written above.

By:	/s/ Girish S. Kashyap
	Name:	Girish S. Kashyap
	Title:	Authorized Signatory